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                                  EXHIBIT 4.01

                                LOCK-UP AGREEMENT

NHancement Technologies Inc.
39420 Liberty Street, Suite 250
Fremont, Ca 94538
USA

Gentlemen:

The undersigned is a former registered and beneficial owner of certain fully paid-up ordinary shares of Advantis Network & System Sdn. Bhd. ("Advantis") a company incorporated in Malaysia. Pursuant to the terms of that certain Agreement for the Sale of Shares in Advantis Network & System Sdn. Bhd. dated as of June 20, 1997, by and between NHancement Technologies Inc., a company incorporated under the laws of the State of Delaware, the United States of America ("NHAN"), and all of the shareholders of Advantis, as amended by two Supplemental Agreements each dated as of November 26, 1997 (collectively the "Sale Agreement"), the undersigned agreed to sell all of his ordinary shares of Advantis in exchange for the issuance by NHAN of shares of its common stock, $0.01 par value per share ("Common Stock"). The undersigned acknowledges that the consummation of the Sale Agreement will be of benefit to the undersigned and that NHAN is relying in part on the representations and agreements of the undersigned contained herein in effecting the share issuance contemplated by the Sale Agreement.

In consideration of the foregoing and in connection with the Common Stock to be issued to the undersigned effective December 15, 1997 (the "Initial Shares"), the undersigned hereby agrees that the undersigned will not, without the prior written consent of NHAN (which consent may be withheld in NHAN's sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer or otherwise dispose of any such Initial Shares, for a period commencing on December 15, 1997, and continuing to February 4, 1999; provided, however, that commencing one year from the issuance date of the Initial Shares the undersigned may sell, offer, contract or grant an option to sell, pledge, transfer or otherwise dispose of up to an aggregate of 50% of such Initial Shares beneficially owned by the undersigned, so long as any such disposition is done in compliance with Rule 144 promulgated by the United States. Securities and Exchange Commission pursuant to the Securities Act of 1933 ("Rule 144"). The undersigned also agrees that in connection with all Common Stock (if any) which may subsequently be issued to the undersigned pursuant to the Sale Agreement, the undersigned may sell, offer, contract or grant an option to sell, pledge, transfer or otherwise dispose of such additional Common Stock only if any such disposition is done in compliance with Rule 144. The undersigned agrees and consents to the entry of stop transfer instructions with NHAN's registrar and transfer agent prohibiting the transfer of the Common Stock except in compliance with the foregoing restrictions.

Notwithstanding anything herein to the contrary, the undersigned may transfer any of the Common Stock: (i) by will or the laws governing descent and distribution; or (ii) by gift to members of the immediate family of the undersigned; provided, that no such transfer shall be consummated or effective unless and until each proposed transferee executes and delivers to NHAN a Lockup Agreement providing for the same restrictions on transfer as set forth in this Lockup Agreement.

This Lockup Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and permissible assigns of the undersigned. This Lockup Agreement shall be governed by the laws of the State of Delaware without regard to the laws of other jurisdictions.

Dated:
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